[Organon] Confidential

To:
Subject:	SEPARATION AGREEMENT AND GENERAL RELEASE
Date:

This memorandum will confirm that your employment at Organon & Co. (“Organon” or the "Company") and/or one of its Affiliates (as defined below) is ending as the result of a termination without cause. You are entitled to certain benefits in accordance with the Organon Executive Severance Program ("Severance Program") provided that you sign and do not revoke the attached Separation Agreement and General Release ("Separation Agreement") in accordance with the time periods set forth below.

The Separation Agreement is an important legal document. Please do not sign it until you have thoroughly reviewed it and understand its terms and effect and unless you do so voluntarily. In order for the Separation Agreement to cover the entire term of your employment, please do not sign it until on or after your Separation Date, as defined below. If you sign the Separation Agreement before the Separation Date or after the time period set forth in the "Acceptance" provision below, the Separation Agreement will be voidable in the sole discretion of Organon, upon written notice to you.

This offer is contingent upon you remaining eligible for benefits under the Severance Program through the Separation Date (as defined below) in accordance with the requirements described in the Severance Program. If an event occurs that renders you ineligible for benefits prior to the Separation Date, then this offer will be rendered null and void.

You are receiving a notice period from [______] to [_____________].

Your Separation Date is [_____________].

Separation Information:
The cessation of your employment has been designated as a Termination without Cause as defined in the Severance Program.

You have been provided a summary plan description ("SPD") that describes the benefits available to you under the Severance Program in effect at the time of your Separation Date.

Severance Benefits:
You are eligible for the following Severance Benefits, subject to and in accordance with the terms and conditions of the SPD:
•A lump sum severance payment equal to the sum of the following gross amounts (as described in the Severance Program), less applicable deductions and withholdings:
a.
•$[___], which is equal to [___]weeks of base pay;
•$[___], equal to your annual target bonus; and

[Organon] Confidential

<FIRST NAME> <MIDDLE INITIAL> <LAST NAME>     <INDIVIDUAL NOTIFICATION DATE (mm/dd/yyyy)>
<EMPLOYEE ID>

•if your employment was terminated between June 30th and December 31st of the calendar year, $[____], representing a pro-rata annual target bonus based upon the bonus-eligible months that you were employed in the year of your termination (as described in the Severance Program).

•Please note that if you elected to contribute any portion of your base salary or annual target bonus to the Organon US Savings Plan, those elections will NOT apply to the payments described in this section.
•Provided you are currently participating in these plans, medical (including prescription drug) and dental coverage at subsidized rates equal to active employee contribution rates for [________] months.
•Basic life insurance coverage at no cost to you for [___________] months.
•Outplacement assistance for a total of twelve (12) months from a firm selected by Organon.

Additional Information:

•In order to receive these Severance Benefits, you must accept the terms of the attached Separation Agreement by signing and returning the document in the time period described below and by not subsequently revoking that acceptance.
•You have the right and we advise you to consult with an attorney prior to signing the Separation Agreement. Because your decision is important, we suggest that you take your time and consider your decision carefully.
•In order for the Separation Agreement to cover the entire term of your employment, please do not sign the Separation Agreement until on or after your Separation Date.
•The Company has determined the termination of your employment constitutes an Involuntary Termination within the meaning of your outstanding grants of restricted stock units, performance share units and options, if any.
•You will receive payment for any and all accrued, unused vacation days as of your Separation Date as soon as practicable after your Separation Date.
•[You have been given or will be given a separate document containing the disclosures required by the Older Workers Benefit Protection Act (“OWBPA Disclosures”). If not provided to you with this document, then these OWBPA Disclosures will be delivered to you via email or via hard-copy mailing to your home, in most instances, prior to your Separation Date. ]
•You will have [21][45] days from your Separation Date [or your receipt of the OWBPA Disclosures, whichever is later,] to sign and return your Separation Agreement.
•If you wish, you can accept the offer and return this document before the end of your [21][45]-day review period, but no earlier than your Separation Date [and the date on which you receive the OWBPA Disclosures]. If you sign this agreement before that period expires, you agree, represent, and warrant that the decision to sign is knowing, voluntary, and not induced by the Company through fraud, misrepresentation or threat to withdraw or alter the offer.

[Organon] Confidential

<FIRST NAME> <MIDDLE INITIAL> <LAST NAME>     <INDIVIDUAL NOTIFICATION DATE (mm/dd/yyyy)>
<EMPLOYEE ID>

•If you accept this offer of Severance Benefits, you will have seven (7) days following the date of your acceptance to change your mind and revoke your decision. Your signed Separation Agreement will not become effective and will not be enforceable until after the 7-day revocation period expires.
•If you sign the Separation Agreement before your Separation Date or after the 45-day period has expired, then the Separation Agreement will be voidable in the sole discretion of Organon, upon written notice to you.

Please read and review this entire document very carefully. You should contact your HR Business Partner if you have any questions regarding the benefits outlined in this document before you make your decision.

If you do choose to accept the terms, then please print, sign, scan and return via email an entire electronic copy of the Separation Agreement and General Release to Organon & Co. at: org_restructure@organon.com.

Sincerely,

Organon Human Resources

[Organon] Confidential

<FIRST NAME> <MIDDLE INITIAL> <LAST NAME>     <INDIVIDUAL NOTIFICATION DATE (mm/dd/yyyy)>
<EMPLOYEE ID>

SEPARATION AGREEMENT AND GENERAL RELEASE ("Separation Agreement")

DEFINITIONS

Definition of Company:
As used in this Separation Agreement, the word "Company" means Organon & Co..

Definition of Affiliates:
As used in this Separation Agreement, the word "Affiliates" means each and every entity that is a Company subsidiary and/or in which the Company or a Company subsidiary has a 50% or greater ownership, including but not limited to Organon LLC.

Definition of Released Parties:
As used in this Separation Agreement, the word "Released Parties" means the Company, its Affiliates and its and their current and former directors, officers, employees, agents, benefit plans, benefit plan administrators, fiduciaries, insurers or other agents of those individual and/or plans, and all predecessors, successors and assigns of these entities and individuals, jointly and individually.

GENERAL RELEASE

In exchange for the Severance Benefits described above, I release the Released Parties, from all claims and liabilities (both known and unknown) in any jurisdiction worldwide which I may have against each or any of them as of the date on which I sign this Separation Agreement. These claims include, without limitation
•Any and all claims arising out of or in any way related to my employment with the Company and/or its Affiliates, the terms and conditions of my employment with the Company and/or its Affiliates, and the termination of my employment with the Company and/or its Affiliates;
•Any and all claims arising under any federal, state, national or local law, statute, ordinance, regulation, or executive order that prohibits employment discrimination, harassment or retaliation based on race, national origin, ancestry, color, creed, religion, sex, sexual orientation, marital status, age, disability, handicap, medical condition or veteran status or any other characteristic protected by law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Americans with Disabilities Act Amendments Act, the Rehabilitation Act of 1973, the Genetic Information Non-Discrimination Act, Executive Order 11246, the Uniformed Services Employment and Reemployment Rights Act, the Pennsylvania Human Relations Act, the New Jersey Law Against Discrimination, and any other federal, national, state or local law or regulation, and any amendment thereto, that prohibits employment discrimination, harassment or retaliation of any kind;
•Any and all claims under any other federal, state, national or local law that restricts the termination of employment or that otherwise regulates employment, including, without limitation, (to the extent permitted by law) the Worker Adjustment and Retraining Notification Act, the Millville Dallas Airmotive Plant Job Loss Notification Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the New Jersey Family Leave Act, any wage payment and collection law, and any law protecting “whistleblowers” including, without limitation, the New Jersey Conscientious Employee Protection Act;
•Any and all claims under contract, tort or common law, including, but not limited to, claims for wrongful or constructive discharge, personal injury, intentional or negligent infliction of emotional distress, fraud, negligent hiring/supervision, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of

[Organon] Confidential

<FIRST NAME> <MIDDLE INITIAL> <LAST NAME>     <INDIVIDUAL NOTIFICATION DATE (mm/dd/yyyy)>
<EMPLOYEE ID>

express or implied contract, breach of covenants of good faith and fair dealing and/or any other wrongful conduct, including specifically, any claims arising out of any legal or contractual restriction on the Company’s and/or its Affiliates' right to terminate its employees
•Any and all claims for wages, bonuses, stock or stock options, deferred compensation, disability benefits, termination indemnities, severance, notice pay, attorneys’ fees and costs.

I affirm I have no information not previously disclosed to the Company and/or its Affiliates which would form the basis of a claim of fraudulent or illegal activity by the Company and/or its Affiliates or that would be in violation of any federal, national, state or local law or regulation by the Company and/or its Affiliates
I further affirm that by executing this Separation Agreement, I waive and surrender any right to become, and promise not to consent to become, a member of any class or collective action in which claims are asserted against the Company and/or its Affiliates that are related in any way to my employment or the termination of my employment with the Company and/or its Affiliates. If, without my prior knowledge or consent, I am made a member of a class in any proceeding, I agree to opt-out of the class at the first opportunity.
I understand that by signing this Separation Agreement, I am waiving any and all claims against any and all Released Parties to the greatest extent allowable under law.
I understand that this Separation Agreement shall not include a waiver of any claim that I might have to enforce this Separation Agreement, or to any claim which may arise or accrue after I sign this Separation Agreement, or to any claim that is not subject to waiver as a matter of law (for example, a worker's compensation claim in a jurisdiction where such a claim is not subject to waiver).
I understand that nothing in this Separation Agreement affects my eligibility, if any, to receive vested pension benefits that I may have as a result of my employment with the Company and/or its Affiliates in accordance with the terms of any applicable plan sponsored by the Company and/or its Affiliates in which I participated. I further understand that nothing in this Separation Agreement affects my right to elect, at my sole expense, continued health care coverage under the Company’s or a Company Affiliate's health plan pursuant to the coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA)
I understand that this agreement is based on a termination without cause. I affirm that I do not have any allegations or claims of harassment, discrimination or retaliation against any of the Released Parties.

OTHER PROVISIONS

Payment of Severance – Section 409:
I understand that, if at the time my employment terminates, I am a “Specified Employee” which I understand is defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, which in general includes the top 50 employees of a company ranked by compensation, subject to certain exceptions, then payments generally may not be made to me on account of a separation from service for six months following termination of employment. Therefore, I understand that if and to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, no payments will be made to me prior to the first day of the month following such six-month period; rather, amounts that would have been paid to me will be accumulated and will be paid, without interest, as soon as administratively feasible thereafter

[Organon] Confidential

<FIRST NAME> <MIDDLE INITIAL> <LAST NAME>     <INDIVIDUAL NOTIFICATION DATE (mm/dd/yyyy)>
<EMPLOYEE ID>

Applications for Other Positions:
I understand that all applications I may have submitted for other positions at the Company and/or its Affiliates will be withdrawn as of the date on which I sign this Separation Agreement and that I will no longer be a candidate for any open positions for which I may have applied.

No Pending Action:
I have not commenced any legal, equitable or administrative action against any of the Released Parties or, if I have, I agree to voluntarily dismiss any and all such actions with prejudice.

No Claim for Wages:
I agree that, except for the payments owed to me in accordance with the SPD, no other compensation, wages, bonuses, cash awards, commissions or benefits will be provided to me or on my behalf. I also state that I have no claim against the Released Parties or each or any of them for unpaid wages under any federal, state or local law. I acknowledge and agree that the Company and/or its Affiliates have issued to me all wage payments to which I was entitle

Promise Not to Sue:
Except for my right to file a lawsuit to receive my Severance Benefits (in the event the Company fails to provide these benefits to me), I give up all rights that I have to file a lawsuit against each and any of the Released Parties with respect to any and all claims (both known and unknown) in any jurisdiction worldwide which I may have against each or any of them as of the date on which I sign this Separation Agreement. I also give up my right to any remedies that I could otherwise receive for any such claims, if someone else filed a lawsuit against each or any of the Released Parties

Non-Admission of Liability:
I understand that neither the offer of this Separation Agreement nor the Separation Agreement itself may be viewed as an admission that the Released Parties or each or any of them have failed in any way to act lawfully or properly in connection with my employment, and, in fact, that the Released Parties expressly deny any wrongful or unlawful conduct towards me.

Confidentiality:
I understand and agree that my employment created a relationship of confidence and trust between me and the Company and/or its Affiliates with respect to Confidential Information. “Confidential Information” means nonpublic information belonging to the Company and/or its Affiliates which is of value to the Company and/or its Affiliates in the course of conducting its and/or their business and the disclosure of which could result in a competitive or other disadvantage to the Company and/or its Affiliates. Confidential Information includes without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property, trade secrets, know-how, designs, processes or formulae, software, market or sales information or plans, customer lists; and business plans, prospects, strategies (business, marketing or otherwise) and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company and/or its Affiliates. Confidential Information includes information developed by me in the course of my employment, as well as other information to which I have had access in connection with my employme

I promise that I will keep in confidence and trust all such Confidential Information and will not use or disclose any such Confidential Information without the written consent of an Officer of the Company.

[Organon] Confidential

<FIRST NAME> <MIDDLE INITIAL> <LAST NAME>     <INDIVIDUAL NOTIFICATION DATE (mm/dd/yyyy)>
<EMPLOYEE ID>

Return of Company Property:
I understand that all documents, records, data, apparatus, equipment and other physical property which are or were furnished to me by the Company or its Affiliates or which were produced by me in connection with my employment at the Company and/or its Affiliates (whether or not such property or information is Confidential information) are and remain the sole property of the Company and/or its Affiliates.

I affirm that I have, on or before the date of my signature below, returned to the Company all property and information belonging to the Company and/or an Affiliate generated or received by me in the course of my employment, including, without limitation, my Company car (if any), laptop, cell phone or other personal digital assistant (e.g. Blackberry), corporate credit card, employee identification card, access card, any and all copies of any and all papers, documents, files, information, reports, studies, data and other similar materials whether in tangible or intangible for

I also affirm that I have not retained any copies (including without limitation computer generated copies) of any property or information belonging to the Company or its Affiliates.

Cooperation with Investigations/Litigations:
I understand that, in connection with litigation, investigation, inquiry or proceedings before a court, arbitrator, government or administrative agency or other tribunal or in connection with any such threatened actions, I may be asked by the Company and/or its Affiliates to testify as a witness or to provide information concerning matters that I was involved in or became knowledgeable about during the course of my employment. I agree to cooperate fully with the Company and/or its Affiliates by making myself available to discuss such information, to review my testimony reasonably in advance of any such litigation or proceedings, and/or by making myself available to testify at depositions or trial as required or requested by the Company and/or its Affiliates; provided, however, the Company or its Affiliates will use reasonable efforts to schedule such assistance at a mutually-convenient time and place. Other than travel expenses and applicable, or statutorily mandated, witness fees, I agree that I will not be paid in connection with my testimony, appearance or participation pursuant to this paragraph. I also understand that this paragraph does not affect any right I may have to indemnification under the Company's corporate bylaws or policies, or my eligibility to have the Company advance to me reasonable costs, disbursements and counsel fees under certain circumstances, in connection with proceedings related to or arising out of my activities as an employee of the Company and/or its Affiliate

Non-Disparagement:
I promise that I shall not make, participate in the making of, or encourage any other person to make, any public statements, written or oral or by any other medium of communication (including, but not limited to, Internet communications such as e-mails, message boards, “chat rooms” and web postings), which are intended to criticize, disparage, or defame the goodwill or reputation of, or which are intended to embarrass the Released Parties. I further agree not to make any negative public statements, written or oral or by any other medium of communication, relating to my employment, my separation of employment, or any aspect of the business of the

[Organon] Confidential

<FIRST NAME> <MIDDLE INITIAL> <LAST NAME>     <INDIVIDUAL NOTIFICATION DATE (mm/dd/yyyy)>
<EMPLOYEE ID>

Company and/or its Affiliates. Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful

Reports to Government Entities:
Notwithstanding any provisions of this Separation Agreement, including but not limited to those relating to pending actions and my Promise Not to Sue, Confidentiality, and Non-Disparagement, I understand that nothing in this Separation Agreement shall prevent me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the provisions of state or federal law or regulation. However, to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company or the Released Parties resulting from such claims or conduct, regardless of whether I or another party has filed them. In the event that I obtain such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Separation Agreement. This Separation Agreement does not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and I do not need to notify the Company that you have engaged in such cond

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Non-Solicitation:
For a period of two (2) years following my Separation Date, I will not directly or indirectly, cause, induce or influence any employee of the Company and/or its Affiliates to leave the employ of the Company and/or its Affiliates or to accept employment with me or any other person, firm, association or company. I understand that nothing contained in this paragraph will prohibit me from providing personal references or recommendations for individuals in connection with such individuals’ application for employment by, or other association with, a person, firm, association or company if the personal reference or recommendation was requested by such person, firm, association or company without my initiation and if I am not employed by or otherwise associated with such person, firm, association or compan

Other Obligations of Employment:

[Organon] Confidential

<FIRST NAME> <MIDDLE INITIAL> <LAST NAME>     <INDIVIDUAL NOTIFICATION DATE (mm/dd/yyyy)>
<EMPLOYEE ID>

I understand that nothing in this Separation Agreement relieves me from any existing obligations that I owe to the Company in accordance with other documents, including, without limitation, the Company's Conditions of Employment Agreement, the Company's Confidentiality and Invention Agreement, and/or applicable law. I understand also that any and all such obligations will continue in full force and effect.

Termination of Company Relationship:
Effective as of my Separation Date, I hereby resign my directorship(s), officership(s), or other relationship with the Company and/or its Affiliates, if any. I agree to cooperate with the Company and/or its Affiliates to execute any documents (including without limitation letters of resignation and share transfer agreements) and take any other actions reasonably necessary to terminate such relationships, including signing any other document(s) which may be legally required, consistent with the terms of this Separation Agreement.

[Organon] Confidential

<FIRST NAME> <MIDDLE INITIAL> <LAST NAME>     <INDIVIDUAL NOTIFICATION DATE (mm/dd/yyyy)>
<EMPLOYEE ID>

ACKNOWLEDGMENTS

I have carefully read and fully understand this entire Separation Agreement, including the “General Release” and “Other Provisions” sections. I understand that the Separation Agreement represents the entire understanding between the Company and me and I have not relied upon any other representation or statement (either written or oral) concerning the reasons for my termination or the terms of this document. I also affirm that my decision to accept the Company’s offer of Severance Benefits is entirely voluntary and that no representative of the Company and/or its Affiliates has tried to influence my decision. I acknowledge that the Severance Benefits are significant and substantially greater than those benefits to which I am otherwise entitled under the policies of the Company and/or its Affiliates.

I acknowledge and agree that to the extent that Severance Benefits described above are different or vary in any way, including providing more or less benefits than those described in the SPD, the terms and conditions of the SPDshall govern and shall supersede the Severance Benefits as described above; that the Severance Benefits as described will be reformed to conform to the terms of the SPD; and that I waive any claim that I have to enforce the Severance Benefits as described to the extent that they are different from the terms and conditions set forth in the SPD..

I acknowledge and agree that this Separation Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its choice of law principles or the choice of law principles of any other state.

If any term, condition, or provision of this Separation Agreement shall be determined by a court of competent jurisdiction to be void or invalid, I agree that this shall not affect the enforceability of the other provisions of this Separation Agreement and that I will negotiate with the Company and/or its Affiliate, as appropriate, the provision(s) in good faith to effectuate their purpose and to conform the provision(s) to law.

I acknowledge that the Company and/or its Affiliates has advised me to consult with an attorney prior to signing this Separation Agreement.

I acknowledge that I was provided with [45][21] days to consider my decision to sign this Separation Agreement.

[Organon] Confidential

<FIRST NAME> <MIDDLE INITIAL> <LAST NAME>     <INDIVIDUAL NOTIFICATION DATE (mm/dd/yyyy)>
<EMPLOYEE ID>

ACCEPTANCE

As a reminder, please do not sign this Separation Agreement until on or after your Separation Date [and receipt of the OWBPA Disclosures]. You have [45][21] days from your Separation Date [or receipt of the OWBPA Disclosures, whichever is later], to sign this Separation Agreement and accept the above offer of Severance Benefits. If you sign this agreement before that period expires, you agree, represent, and warrant that the decision to sign is knowing, voluntary, and not induced by the Company through fraud, misrepresentation or threat to withdraw or alter the offer. If you sign this Separation Agreement before your Separation Date or after the [45][21]-day period has expired, this Separation Agreement will be voidable in the sole discretion of the Company, upon written notice to you.

I wish to receive the Severance Benefits described above. In exchange, and with the intent to be legally bound, I accept the terms and conditions of this Separation Agreement and General Release.

Date: _____________________ _______________________________________________
<FIRST NAME> <MIDDLE INITIAL> <LAST NAME>
<EMPLOYEE ID>
Separation Date: <Individual Sep Dt (Month DD,YYYY)>

Please return your entire signed Separation Agreement to:

Organon & Co.
org_restructure@organon.com

OPPORTUNITY TO REVOKE DECISION:

If you elect to receive the Severance Benefits described above, and you accept the terms and conditions of the Separation Agreement, you will have seven (7) days after the date on which you execute this Separation Agreement to reconsider your decision. This Separation Agreement will not become effective and will not be enforceable until that period has expired. If you wish to revoke your acceptance, you should direct your written revocation to:

Organon & Co.
org_restructure@organon.com